Exhibit 4.69

Execution Copy

US$12,200,000

CREDIT AGREEMENT

Dated as of September 4, 2007

between

DRAXIS PHARMA, a division of DRAXIS SPECIALTY PHARMACEUTICALS INC.

as Borrower

and

JOHNSON & JOHNSON FINANCE CORPORATION

as Lender

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5.2.2	Event of Default:	18
5.3.1	No set-off; no withholding:	18
5.3.2	Increased Rate of Interest:	19
5.3.3	Tax Credit:	19
5.3.4	Survival of Obligations:	20

ARTICLE VI PREDISBURSEMENT CONDITIONS		20

6.1.1	Conditions Precedent to Initial Borrowing:	20
6.1.2	Conditions Precedent to each Borrowing:	22

ARTICLE VII COVENANTS OF THE BORROWER		23

7.1.1	Payment Covenant:	23
7.1.2	Corporate Existence:	23
7.1.3	Conduct of Business and Supply Agreement:	23
7.1.4	Compliance with Laws:	23
7.1.5	Insurance:	23
7.1.6	Financial Statements and Information:	24
7.1.7	Access:	25
7.1.8	Environmental Matters:	25
7.1.9	To Register:	25
7.1.10	To Maintain Security:	25
7.1.11	Change of Name, New Locations:	25
7.2.1	Negative Pledge:	26
7.2.2	Sale of Assets:	26
7.2.3	No Modification to Corporate Structure:	26
7.2.4	Unauthorized Uses of the Credit Facilities:	27
7.2.5	Location of Charged Property:	27

ARTICLE VIII REIMBURSEMENT OF EXPENSES AND INDEMNITY		27

ARTICLE IX OTHER TAXES		28

ARTICLE X EVENTS OF DEFAULT		29

10.1.1	Failure to Pay:	29

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10.1.2	Representations and Warranties:	29
10.1.3	Other Breaches:	29
10.1.4	Bankruptcy:	29
10.1.5	Invalidity or Unenforceability:	30
10.1.6	Cross-Default:	30
10.1.7	Seizure:	31
10.1.8	Change of ownership:	31
10.1.9	Ceasing to carry on business or termination of Supply Agreement:	31

ARTICLE XI REMEDIES		32

ARTICLE XII WAIVER OF DEFAULT		32

ARTICLE XIII SUCCESSORS AND ASSIGNS		33

ARTICLE XIV SET-OFF		33

ARTICLE XV JUDGMENT CURRENCY AND JUDICIAL PROCEEDINGS		34

ARTICLE XVI GOVERNING LAW		35

ARTICLE XVII NOTICE		35

ARTICLE XVIII MISCELLANEOUS		36

SCHEDULES

SCHEDULE 1.1(A)	Borrower Hypothec

SCHEDULE 1.1(B)	Equipment

SCHEDULE 1.1(C)	Permitted Encumbrances

SCHEDULE 2.1.5	Litigation

SCHEDULE 2.1.11	Locations of Head Offices and Places of Business

SCHEDULE 2.1.12	Environmental Matters

SCHEDULE 7.1.1.7	Closing Certificate of Compliance

iii

THIS CREDIT AGREEMENT dated as of September 4, 2007 is made

BETWEEN

DRAXIS PHARMA, a division of DRAXIS SPECIALTY PHARMACEUTICALS INC., a corporation amalgamated under the laws of Canada and having its head office at 16751 Trans-Canada Autoroute, Kirkland, Quebec, Canada, H9H 4J4 (the “Borrower”)

AND

JOHNSON & JOHNSON FINANCE CORPORATION, a corporation incorporated under the laws of the State of New Jersey and having a place of business at 501 George Street, New Brunswick, New Jersey, U.S.A. 08901 (the “Lender”)

WHEREAS the Borrower has requested the Lender to make Credit Facilities available to the Borrower of up to US$12,200,000; and

WHEREAS the Lender has agreed to provide the Aggregate Commitment to the Borrower, subject to the terms and conditions set forth in this Agreement;

WHEREAS the Borrower, acting in accordance with the terms of the Supply Agreement, is entitled to receive certain service fee payments and will apply such payments to repay the Loans;

THEREFORE, in consideration of the premises, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                   Definitions

In this Agreement and the Schedules, as well as in all notices pursuant to this Agreement, unless something in the subject matter or context is inconsistent therewith, the following words and phrases shall have the following meanings:

“Advance” means a disbursement of funds to the Borrower pursuant to Section 3.4;

“Affiliate” means with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by, or is under common control with, such Person, and for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power, directly or indirectly to direct or cause the direction of the management and policies of any Person, whether through the ownership of shares or by contract or otherwise; and without restricting the above, one Person shall be deemed to be affiliated with another Person if one of them is the Subsidiary of the other or both are Subsidiaries of the same Person, and if two Persons are affiliated with the same Person at the same time, they are each deemed to be affiliated with each other;

“Aggregate Commitment” means the aggregate of the Facility A Total Commitment and the Facility B Total Commitment;

“Agreement” or “Credit Agreement” means this credit agreement, including the Schedules, as the same may be amended, modified, supplemented or restated from time to time;

“Applicable Law” means, in respect of any Person, property, transaction or event, all present or future applicable laws, statutes, regulations, treaties, judgments and decrees and (whether or not having the force of law) all applicable official directives, rules, guidelines, orders and policies of any federal, provincial, state, regional, municipal or local governmental or regulatory or administrative bodies having authority over any of the parties hereto and all applicable orders and decrees of courts and arbitrators;

“Assignee” has the meaning set forth in Section 13.3;

“Auditors” means a recognized independent firm or recognized independent firms of reputable chartered or public accountants acceptable to the Lender;

“Availability Period” means the period commencing on the Formal Date and ending on December 31, 2008;

“Availability Period Maturity Date” means the last day of the Availability Period;

“Borrower” has the meaning set forth in the description of the parties on the first page of this Agreement and includes its successors and permitted assigns;

“Borrower Hypothec” means that certain first-ranking deed of hypothec granted by the Borrower in favour of the Lender in the amount of Cdn$5,000,000 and charging all of the Borrower’s right, title and interest in and to the Equipment, as security for the Borrower’s Indebtedness, obligations and liabilities under or in connection with Facility A, in form and substance similar to the deed of hypothec attached hereto as Schedule 1.1(A), as such deed of hypothec may be amended, restated, supplemented or otherwise modified from time to time;

“Borrower’s Account” means for all deposits by the Lender of the proceeds of each Borrowing made hereunder, the following account maintained by the Borrower:

Pay to:

***

For credit to:

***

For final payment to:

Draxis Pharma

a division of Draxis Specialty Pharmaceuticals Inc.

***

or such other place(s) or account(s) as may be agreed upon by the Lender and the Borrower from time to time;

“Borrowing” means a utilization, and “Borrowings” means the aggregate of the utilizations at the relevant time by the Borrower of the Credit Facilities by way of the Loans; the total amount of “Borrowings” outstanding at any time is the aggregate amount of all Loans outstanding at that time;

“Bridge Loan” means the loan in the amount of US$1,200,000 made by the Lender in favour of the Borrower pursuant to the terms and conditions of a bridge loan agreement dated as of May 1, 2007 (as amended) between the Borrower and the Lender, a promissory note issued by the Borrower in favour of the Lender on May 1, 2007 (as amended) ***, the whole in order to finance the acquisition by the Borrower of certain Equipment;

“Business Day” means any day other than Saturday, Sunday and any other day which, in Montreal, Province of Quebec, Atlanta, Georgia, or New York, New York, is a legal holiday or a day on which commercial banks in Montreal, Province of Quebec, Atlanta, Georgia, or New York, New York, as the case may be, are required or authorized by law or by local proclamation to close;

“Capital Stock” means any and all shares, interests (including membership interests and partnership interests) or other equivalents (however designated and whether voting or non-voting) of capital stock of a corporation, any and all equivalent or similar ownership interests in a Person (other than a corporation) and any and all warrants or options or other arrangement to purchase any of the foregoing, whether now outstanding or issued after the due date hereof;

“Capitalized Lease” means, with respect to a Person, any lease or other arrangement relating to property or assets which would be required to be accounted for as a capital lease obligation on a balance sheet of such Person if such balance sheet were prepared in accordance with GAAP; the amount of any Capitalized Lease at any date shall be the amount of the obligation in respect thereof which would be included within such balance sheet;

“Charged Property” means any and all present and future movable or personal and immovable or real property of the Borrower now or at any time hereafter affected by the Liens created by the Security Documents;

“Consolidated” means produced by aggregating the relevant financial statements or accounts of the Subsidiaries of a Person on a line-by-line basis (i.e.:  adding together corresponding items of assets, liabilities, revenues and expenses) with the relevant financial statements or accounts of such Person, eliminating inter-company balances and transactions and providing for any minority interest in Subsidiaries, all in accordance with GAAP;

“Counsel” means, with regard to the Lender, a barrister or solicitor or firm of barristers or solicitors or other legal counsel retained or employed by the Lender and with regard to the

Borrower, a barrister or solicitor or firm of barristers or solicitors or other legal counsel retained or employed by the Borrower and acceptable to the Lender;

“Credit Facilities” means, collectively, each of Facility A and Facility B, and “Credit Facility” means any one of them;

“Default” means any event or circumstance which constitutes an Event of Default or which, with the giving of notice, the making of any determination or the lapse of time or any combination thereof, would, unless cured or waived, become an Event of Default;

“Drawdown Date” means a Business Day notified by the Borrower to the Lender pursuant to Section 3.4, as being a date on which the Borrower has requested a Borrowing to be made available to the Borrower;

“DRAXIS Health” means DRAXIS Health Inc., a corporation incorporated under the laws of Canada and having its head office at 6870 Goreway Drive, Mississauga, Ontario, Canada, L4V 1P1, and includes its successors and permitted assigns;

“Environmental Affiliate” means with respect to any Person, another Person whose liability for any Environmental Claim the first Person has retained, assumed or otherwise become liable for, either contractually or by operation of law.  All references to compliance by or liabilities of an Environmental Affiliate herein pertain only to those specific liabilities that the Borrower has retained, assumed, or become liable for and not to the entire business of the Environmental Affiliate;

“Environmental Claims” means any and all material administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any Environmental Permit (hereinafter in this definition, “Claims”) including without limitation:

(a)                                  any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and

(b)                                 any and all Claims by any third party, including a citizens group or employee, seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment or alleging non compliance with any Environmental Law;

“Environmental Laws” means all Applicable Laws relating to pollution or protection of human health, Hazardous Materials or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials);

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law;

“Equipment” means any and all now owned and hereafter acquired manufacturing and related equipment of the Borrower to be used by the Borrower for the purpose of manufacturing the Products, including, without limitation, the Equipment described in Schedule 1.1(B);

“Event of Default” means any of the events or circumstances set out in Section 10.1;

“Facility A” means the term credit facility made available to the Borrower by the Lender pursuant to Section 3.2;

“Facility A Total Commitment” means a maximum of US$4,200,000, to the extent not cancelled, reduced or otherwise terminated as herein provided;

“Facility B” means the term credit facility made available to the Borrower by the Lender pursuant to Section 3.2;

“Facility B Total Commitment” means a maximum of US$8,000,000, to the extent not cancelled, reduced or otherwise terminated as herein provided;

“Facility Total Commitment” means, as applicable, the Facility A Total Commitment or the Facility B Total Commitment;

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System in the United States of America arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day in New York City, N.Y., U.S.A., the average of the quotations for such day in respect of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it;

“Formal Date” means the date set forth in Section 18.10;

“GAAP” means generally accepted accounting principles in effect from time to time in Canada, applicable to the relevant period, applied in a consistent manner from period to period;

“Hazardous Materials” means any contaminant, pollutant or substance that causes harm or degradation to the surrounding environment or injury to human health and, without restricting the generality of the foregoing, includes any pollutant, contaminant, waste, hazardous waste, deleterious substance or dangerous good present in such quantity or state that it contravenes any Environmental Laws or gives rise to any liability or obligation under any Environmental Law;

“Indebtedness” of any Person means, without duplication, (in each case, whether such obligation is with full or limited recourse):

(a)                                  all debts and liabilities of such Person which in accordance with GAAP would be recorded in determining total liabilities shown on the liability section of the balance sheet of such Person,

(b)                                 all obligations of such Person evidenced by a bond, debenture, note or other similar instrument,

(c)                                  all obligations of such Person to pay the deferred purchase price of property or services (except a trade account payable that arises in the ordinary course of business) or the balance of payments due in respect of acquisitions or investments,

(d)                                 all obligations of such Person as lessee under a Capitalized Lease,

(e)                                  all obligations of such Person to reimburse any other Person in respect of amounts drawn or drawable under any letter of credit or under any bankers’ or trade acceptance issued by such other Person, whether contingent or non-contingent,

(f)                                    all obligations of such Person to purchase, redeem, retire, decrease or otherwise make any payment in respect of any Capital Stock of or other ownership or profit interest in such Person or any other Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends,

(g)                                 all obligations of such Person under securities lending agreements and securities repurchase or reverse repurchase agreements;

(h)                                 all obligations of such Person to repurchase or buy back goods sold to another Person in connection with, or in support of, financing granted by a lender or other financier to such other Person;

(i)                                     all Indebtedness of others secured by a Lien on any asset of such Person, and

(j)                                     all Indebtedness of others guaranteed by such Person;

“Indemnitees” has the meaning set forth in Section 8.2;

“ITA” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended, supplemented or re-enacted from time to time;

“JJCCI” means Johnson & Johnson Consumer Companies, Inc. and includes its successors and permitted assigns;

“Judgment Conversion Date” has the meaning set forth in Section 15.1;

“Judgment Currency” has the meaning set forth in Section 15.1;

“Lender” has the meaning set forth in the description of the parties on the first page of this Agreement and includes its successors and assigns;

“Lender’s Account for Payments” means, for all payments from the Borrower to the Lender pursuant to the terms and conditions hereof, the following account maintained by the Lender, to which payments and transfers are to be effected as follows:

***

***

or such other place(s) or account(s) as may be agreed upon by the Lender and the Borrower from time to time;

“Lien” means any hypothec, security interest, mortgage, pledge, prior claim, lien, claim, charge, cession, transfer, assignment or encumbrance of whatever kind or nature (including servitudes and restrictions as to the use of property) that secures the payment of any Indebtedness or liability or the observance or performance of any obligation, including any title retention agreement, lessor’s interest under a Capitalized Lease or analogous instrument in, of, or on any asset or property or the income or profits therefrom of a Person;

“Loan Documents” means this Agreement, each of the Security Documents and each document, certificate, instrument or agreement entered into or to be entered into in respect of the Credit Facilities by or between the Borrower and the Lender, as same may from time to time be amended, restated, supplemented or otherwise modified and “Loan Document” means any of the foregoing individually;

“Loans” means at any given time, the aggregate of the loans made available by the Lender to, or to the order of, the Borrower under the Credit Facilities and “Loan” means any one of them;

“Losses” shall have the meaning set forth in Section 8.2;

“Material Adverse Effect” means any event, development or circumstance which has had or would reasonably be expected to have:

(a)                                  a material adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of the Borrower, or

(b)                                 a material adverse effect on the ability of the Borrower to timely pay any amounts due under the Loan Documents or to fulfil any other covenant or obligation of a material nature arising under the Loan Documents, or

(c)                                  a material adverse effect on the validity or enforceability of any of the Loan Documents or the rights and remedies of the Lender under any of the Loan Documents;

“Maturity Date” means, in respect of Facility A and Facility B, the last day of the Repayment Period;

“Obligations” means all obligations, indebtedness and liabilities (monetary or otherwise, present or future, direct or indirect, due or to become due, whether absolute or contingent, matured or unmatured) of the Borrower arising under or in connection with any Loan Document;

“Permitted Encumbrances” means the encumbrances on assets of the Borrower listed in Schedule 1.1(C);

“Person” or “Persons” has the meaning set forth in Section 1.4;

“Premises” means the premises of the Borrower consisting of its production facilities located at 16751 TransCanada Highway, Montreal, Quebec, and its secondary facilities in the Province of Quebec, at which all of the Equipment shall be installed for the purpose of manufacturing the Products;

“Products” means any and all products from time to time manufactured by the Borrower and delivered to JJCCI pursuant to the terms and conditions of the Supply Agreement;

“Properties” means the real or immovable properties now or hereafter owned or occupied by the Borrower;

“Purchase Money Lien” means:

(a)                                  any Lien created, issued or assumed to secure Indebtedness or a trade account arising in the ordinary course of business, in each case in a principal amount not in excess of the value of the underlying property, granted as security as a part of, or issued or incurred to provide funds to pay, the purchase price of any real or immovable property or personal or movable property, provided that such Lien is limited to the property so acquired and is created, issued or assumed substantially concurrently with the acquisition of such property; and

(b)                                 any renewal, refunding or extension of any such Lien securing Indebtedness or a trade account arising in the ordinary course of business, in each case in a principal amount not in excess of the unpaid principal amount of the Indebtedness or trade account secured thereby immediately prior to such renewal, refunding or extension;

“Repayment Period” means the period commencing on the day immediately after the Availability Period Maturity Date and ending on the fifth (5th) anniversary of such day;

“Repayment Schedule” means the repayment schedule in respect of the repayment by the Borrower to the Lender during the Repayment Period of all amounts owing under or in connection with the Credit Facilities, including, without limitation, the principal amount of all outstanding Borrowings under Facility A and Facility B, the interest and fees related thereto and all other amounts owing hereunder or under any other Loan Document, such repayment schedule to provide for a lump sum payment by the Borrower to the Lender in December 2008 in an amount to be mutually agreed upon between the parties and the balance of all of the aforesaid amounts owing under or in connection with the Credit Facilities to be due and payable by the Borrower to the Lender in equal consecutive monthly instalments on the fifth (5th) day of each calendar month during the Repayment Period;

“Schedules” means the schedules to this Agreement as the same may be amended, modified, supplemented or restated from time to time pursuant to the terms of this Agreement;

“Security Documents” means, collectively, the Borrower Hypothec and any other security granted from time to time in favour of the Lender as security for the obligations of the Borrower under this Agreement and the other Loan Documents, as same may be from time to time amended, restated, supplemented or otherwise modified from time to time;

“Subsidiary” means, with respect to any Person, any other Person (a) Capital Stock of which having ordinary voting power to elect a majority of the board of directors (or other person having similar functions) or (b) other ownership interests of which ordinarily constituting a majority voting interest are at the time, directly or indirectly, owned or controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries; unless otherwise specified, “Subsidiary” means a direct or indirect Subsidiary of DRAXIS Health;

“Supply Agreement” means that certain Manufacture and Supply Agreement dated as of September 4, 2007 between the Borrower and JJCCI, as same may be amended, restated, supplemented or otherwise modified from time to time;

“Tax” includes all present and future taxes, levies, imposts, stamp taxes, duties, charges to tax, fees, deductions, withholdings and any restrictions or conditions resulting in a charge to tax and all penalty, interest and other payments on or in respect thereof, imposed, assessed, levied or collected under the laws of any country or any political subdivision thereof or by any governmental agency or body or taxing authority thereof;

“Termination Date” means the date all Obligations are indefeasibly paid in full in cash and the Aggregate Commitment is permanently terminated;

“US Dollars”, “Dollars” the symbols “US$” and “$”, “United States Dollars” and “lawful money of the United States” each means lawful currency of the United States of America  in immediately available funds; and

“US Prime Rate” in effect on any day means the greater of (a) the US Prime Rate for corporate loans, as published in The Wall Street Journal for such day; and (b) the rate of interest per annum that is the annual rate of interest equal to the sum of the Federal Funds Effective Rate then in effect plus ½ of 1 % per annum, as adjusted from time to time without notice to the Borrower; the parties hereto acknowledge that the “US Prime Rate” is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to other customers in connection with extensions of credit.

Section 1.2                                   Headings and Table of Contents

The headings of the Articles, Sections, Subsections or paragraphs herein and the table of contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 1.3                                   References

Unless the context otherwise requires or unless otherwise provided, all references to Sections, Subsections, Articles and Schedules are to Sections, Subsections, and Articles of and Schedules to, this Agreement.  The words “hereto”, “herein”, “hereof”, “hereunder” and similar expressions mean and refer to this Agreement.

Section 1.4                                   Rules of Interpretation

In this Agreement, unless the context otherwise requires or unless otherwise provided,

(a)                                  the singular includes the plural and vice versa,

(b)                                 “month” means a calendar month,

(c)                                  “person” or “Person” includes any individual, sole proprietorship, corporation, partnership, trust, unincorporated organization, mutual company, joint stock company, limited liability company, or other entity, estate, union, employee organization, government or any agency or political subdivision thereof, and

(d)                                 “in writing” or “written” includes printing, typewriting or any electronic means of communication capable of being legibly reproduced at the point of reception, including telecopier or telegraph, but excluding electronic mail.

Section 1.5                                   Accounting Terms and Computations

Each accounting term used in this Agreement has the meaning assigned to it under GAAP unless otherwise defined herein and reference to any balance sheet item or income statement item means such item as computed from the applicable statement prepared in accordance with GAAP.

All financial statements required to be delivered hereunder shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved.

Section 1.6                                   Time

Except where otherwise indicated in this Agreement, any reference  to a time shall mean local time in the City of Montreal, Province of Quebec.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1                                   Representations and Warranties of the Borrower

The Borrower represents and warrants to the Lender that:

2.1.1                                             Existence; Power:  the Borrower (a) is a corporation which is duly amalgamated, validly existing and in good standing under the laws of its jurisdiction of amalgamation and in any other jurisdiction in which the failure to qualify would reasonably be expected to have a Material Adverse Effect, (b) is duly qualified and has the necessary corporate power and authority (i) to execute, deliver, and perform its obligations under each of the Loan Documents, and (ii) to carry on its business and (c) holds all requisite governmental licenses, permits and other approvals the failure to hold which would reasonably be expected to have a Material Adverse Effect;

2.1.2                                             Subsidiaries:  all of the outstanding Capital Stock of the Borrower is owned, directly or indirectly, by DRAXIS Health;

2.1.3                                             Authorization and Enforceability:  the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents have been duly authorized by all necessary actions and each of this Agreement and the other Loan Documents constitutes (or when executed and delivered will constitute) valid and legally binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by the effect of the principles of equity;

2.1.4                                             Breach:  neither the execution and delivery of this Agreement or other Loan Documents by the Borrower nor compliance with the terms and provisions hereof or thereof will:

(a)                                  conflict with, violate, or result in a breach of any of the terms, conditions or provisions of any Applicable Law binding on or affecting the Borrower, or any order, injunction, decree, determination or award of any court or any governmental department, body, commission, board, bureau, agency or instrumentality applicable to the Borrower, in each case which would reasonably be expected to have a Material Adverse Effect,

(b)                                 conflict with, violate, result in a breach of, or constitute a default under, (i) any charter or by-law provision of the Borrower or (ii) to the extent that failure to so comply would reasonably be expected to have a Material Adverse Effect, any loan agreement, loan or trust indenture, trust deed, or any other similar agreement or instrument to which the Borrower is a party or by which it is bound, or

(c)                                  result in the creation of a Lien upon any of the properties, assets or revenues of the Borrower (other than in favour of the Lender under the Security Documents);

2.1.5                                             Litigation:  save as disclosed in Schedule 2.1.5, there are no actions, suits or arbitration proceedings and there are no legal proceedings (including without limitation insolvency proceedings and Environmental Claims) pending or, to the knowledge of the Borrower, threatened, involving the Borrower before any court or administrative agency or tribunal of any country or jurisdiction which, separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

2.1.6                                             Compliance with Applicable Laws:  the Borrower and its businesses and operations are in compliance with all Applicable Laws, the non-compliance with which would reasonably be expected to have a Material Adverse Effect;

2.1.7                                             Governmental Consents; No Required Filing:  no consent, authorization or approval or other action by, and no notice to or filing or registration with, any governmental authority or regulatory body is required which has not been obtained for the due execution, delivery and performance by the Borrower of this Agreement or the other Loan Documents or to ensure the legality, validity, binding nature and enforceability thereof, except for registrations required in respect of the Security Documents;

2.1.8                                             Taxes:  the Borrower has filed when due with the appropriate governmental agencies all tax returns, reports and statements required to be filed by the Borrower and has paid when due all Taxes due and payable on or before the due date thereof (other than Taxes, the payment of which is being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been made in the books of the Borrower) and, in the case of Taxes not yet due or payable, has made adequate provision for such Taxes in its books and records in accordance with GAAP, except where the failure to make such filings, pay such Taxes or provide such reserves would not reasonably be expected to have a Material Adverse Effect;

2.1.9                                             Financial Statements:  (a) the audited Consolidated and unaudited unconsolidated financial statements of DRAXIS Health and its Subsidiaries for the fiscal year ended December 31, 2006 and the unaudited Consolidated and unconsolidated financial statements of DRAXIS Health and its Subsidiaries for the fiscal quarter ended June 30, 2007 which have been provided to the Lender prior to the Formal Date are complete and present fairly, in accordance with GAAP, the Consolidated and unconsolidated financial position of DRAXIS Health and its Subsidiaries at such date and the Consolidated results of operations, retained earnings and, as applicable, changes in financial position or cash flows of DRAXIS Health and its Subsidiaries, for such fiscal year and (b) since December 31, 2006, there has been no change in the Consolidated financial condition of DRAXIS Health and its Subsidiaries from that set forth in the said Consolidated financial statements which would reasonably be expected to have a Material Adverse Effect;

2.1.10                                      No Event of Default:  there exists no Default or Event of Default and the Borrower is not in default under any material undertaking, agreement or instrument in respect of

Indebtedness of the Borrower which default would reasonably be expected to have a Material Adverse Effect;

2.1.11                                      Ownership of Property; Location of Places of Business; Liens:

(a)                                  the Borrower has good and marketable title to all of its property except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect, and all of the Charged Property is free and clear of all Liens, except Permitted Encumbrances;

(b)                                 Schedule 2.1.11 sets forth, in respect of the Borrower, the location of (i) its chief executive office, head office and/or registered office (ii) its other places of business and (iii) all locations where it shall keep, maintain, consign or store the Charged Property;

(c)                                  once executed and duly registered, the Security Documents shall create in favour of the Lender a first ranking Lien on the properties and assets purported to be charged thereunder.

2.1.12                                      Environmental Matters:  except as set forth in Schedule 2.1.12 hereto, to the best knowledge and belief of the Borrower after due enquiry:

(i)                                     the use of any contaminant, waste material (hazardous or other) or other substance on the Properties and the emission, transportation or disposal of such substances in or onto the Properties into the environment or by or allowed by the Borrower or any of its Environmental Affiliates or by prior occupants of the Properties has at all times been effected in compliance with all applicable Environmental Laws;

(ii)                                  the operations and activities of the Borrower and its Environmental Affiliates and the use of the Properties by the Borrower and its Environmental Affiliates including the construction and modification of any building or equipment on the Properties have been effected in compliance with all applicable Environmental Laws and Environmental Permits;

(iii)                               no contaminant, waste material (hazardous or other) or other substance has been released or spilled into the environment from the Properties which has not been cleaned up in conformity with all applicable Environmental Laws and to the satisfaction of the appropriate authorities;

(iv)                              there are no pending or threatened Environmental Claims against the Borrower or any of its Environmental Affiliates;

(v)                                 neither the Borrower nor any of its Environmental Affiliates is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any of the Properties or any other site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any Properties or any property formerly owned or operated by the Borrower or any of its Environmental Affiliates have been disposed of in a manner not reasonably expected to result in material liability to the Borrower or any of its Environmental Affiliates;

with the exception of any matter or matters that could not reasonably be expected to, separately or in the aggregate, have a Material Adverse Effect;

2.1.13                                      No Stamp Tax:  neither this Agreement nor any other Loan Document is subject to any execution, stamp or similar tax; and

2.1.14                                      Insurance:  the Borrower maintains insurance coverage as is customary for companies operating in a business similar to that of the Borrower, all in conformity with the requirements of Section 7.1.5 and all premiums and other sums of money currently payable for that purpose have been paid.

Section 2.2                                   Materiality and Survival of Warranties

All representations and warranties of the Borrower contained herein, and in each other Loan Document or in any certificate or material delivered to the Lender hereunder or pursuant to any of the other Loan Documents shall be deemed to have been relied upon by the Lender notwithstanding any investigation heretofore or hereafter made by the Lender or by its Counsel or by any other representative of the Lender and all such representations and warranties shall be deemed to be given on the date of this Agreement and, except for the representations and warranties set forth in Section 2.1.9 (which shall be read as if they referred to the most recent financial statements delivered to the Lender pursuant to Section 7.1.6), on each Drawdown Date with the same effect, subject to and to the extent consistent with the transactions contemplated hereby, as if made at and as of each such date by reference to the facts and circumstances then prevailing.

ARTICLE III

THE CREDIT FACILITIES

Section 3.1                                   Obligations of the Lender

Relying on each of the representations and warranties set out in Article II and subject to the terms and conditions herein contained, the Lender agrees to make the Aggregate Commitment available to the Borrower.

Section 3.2                                   Facilities A and B

The Lender hereby establishes in favour of the Borrower Facility A and Facility B, being non-revolving term credit facilities.  The Borrower may request Borrowings from the Lender under Facility A and Facility B during the Availability Period only in an aggregate principal amount not to exceed the Facility A Total Commitment and the Facility B Total Commitment, respectively, and to be disbursed by way of several Advances during the Availability Period, subject to the terms and conditions of this Agreement.  The amount of any Borrowings under Facility A or Facility B which is repaid may not be reborrowed.  Any amount of the Facility A Total Commitment or the Facility B Total Commitment that is undrawn by the Borrower as of the Availability Period Maturity Date shall automatically be cancelled and shall no longer be available for Borrowings and the Lender’s Facility Total Commitments shall be reduced accordingly.

Section 3.3                                   Purposes of Advances

Facility A shall be used by the Borrower solely to finance the acquisition and installation in the Premises of the Equipment.  Facility B shall be used by the Borrower solely to finance the cost of transfer of the technology required for the pre-validation work at the Premises in support of the manufacture by the Borrower of the Products.

Section 3.4                                   Manner of Borrowing

Subject to the provisions of this Agreement and provided no Default or Event of Default has occurred and is continuing (without having been cured or waived as provided herein), the Borrower may from time to time during the Availability Period request Borrowings from the Lender up to the amount of the Facility A Total Commitment or Facility B Total Commitment, as the case may be, which must be in a minimum amount of US$250,000, and in whole multiples of US$50,000, in excess thereof, upon (i) giving irrevocable written notice to the Lender at least by 12:00 noon fifteen (15) Business Days prior to the Drawdown Date, specifying the amount of the proposed Borrowing, the Business Day of the proposed Borrowing and the applicable Credit Facility and (ii) providing the Lender with the commercial invoices and such other supporting documentation in respect of the proposed Borrowing as the Lender may reasonably request, and subject to the terms hereof, the Lender shall make each Advance available to the extent that on the relevant Drawdown Date, the Aggregate Commitment remaining unadvanced and uncancelled hereunder and, as appropriate, the amount remaining unadvanced and uncancelled under the applicable Facility Total Commitment is, in each case, then sufficient to allow for the requested Borrowing.

Section 3.5                                   Mandatory Repayment of Borrowings under the Credit Facilities

During the Availability Period, there shall be no scheduled payments of principal or interest in respect of Borrowings under Facility A or Facility B, but interest shall accrue from day to day on the outstanding balance of such Borrowings in accordance with Section 4.1 and such accrued interest shall be capitalized and added to the outstanding balance of such Borrowings as of the Availability Period Maturity Date.  Upon the expiry of the Availability Period, the Lender shall forthwith provide the Borrower with the Repayment Schedule.  During the Repayment Period, all amounts owing under or in connection with the Credit Facilities, including, without limitation, the principal amount of all outstanding Borrowings under Facility A and Facility B (including, for greater certainty, the capitalized interest set forth above), the interest and fees related thereto and all other amounts owing hereunder or under any other Loan Document shall be fully and finally paid by the Borrower to the Lender in accordance with and on the dates specified by the Repayment Schedule and no later than the Maturity Date, whereupon the Credit Facilities shall be permanently cancelled and the Lender’s commitment in respect of the Credit Facilities shall automatically be reduced to zero and terminated. In addition, all amounts owing under or in connection with the Credit Facilities shall be repaid by the Borrower upon termination of the Supply Agreement.***

Section 3.6                                   Deposit of Proceeds of Loans

The Lender shall deposit the proceeds of each Borrowing made by the Borrower on a Drawdown Date to the Borrower’s Account.

Section 3.7                                   Bridge Loan

The parties hereto acknowledge and agree that as of the Formal Date, the Bridge Loan, consisting of US$1,200,000 principal amount and US$27,369.86 accrued interest, shall be deemed to be an outstanding Loan under Facility A of this Agreement, the whole without novation.

ARTICLE IV

INTEREST

Section 4.1                                   Interest on the Loans

The rate of interest applicable to each outstanding Borrowing shall be the rate per annum equal to the US Prime Rate in effect on the Drawdown Date in respect of such Borrowing less 0.75% until the date at which the Lender provides the Borrower with the Repayment Schedule.  Thereafter, the rate of interest applicable to each outstanding Borrowing shall be the rate per annum equal to the US Prime Rate in effect on the date at which the Lender provides the Borrower with the Repayment Schedule less 0.75%.  Such interest shall accrue from day to day from the applicable Drawdown Date until the date on which repayment in full of each Borrowing is received by the Lender, shall be payable in arrears in accordance with this Agreement and shall be calculated on the daily outstanding balance of each Borrowing on the basis of the actual number of days elapsed (including the first day but excluding the last day of any period of time during which such Loans are outstanding) in a year of 365 or 366 days, as the case may be.

Section 4.2                                   Interest on Overdue Amounts

4.2.1               Overdue Principal, Interest or Other Amounts  (a) Upon a default in the payment of principal due under this Agreement, the Borrower shall pay interest on all such principal at a rate per annum equal to the interest rate which would otherwise be applicable to such principal if it were not in default, increased, to the fullest extent permitted by Applicable Law, by 2% per annum, and (b) upon a default in the payment of interest or any other amounts due under this Agreement or any of the other Loan Documents, the Borrower shall pay interest on such overdue interest or other amounts at a rate per annum equal to the rate which would be applicable to a Borrowing if it were requested on the due date of such interest or other amounts, increased, to the fullest extent permitted by Applicable Law, by 2% per annum;

4.2.2               Payment:  in each case under Section 4.2.1, interest shall be payable on demand and shall be calculated on a daily basis and compounded monthly from the date such amount becomes due and payable for so long as such amount remains unpaid and on the basis of a year of 365 or 366 days, as the case may be.

All interest provided for in this Agreement shall be payable both before and after maturity, default and judgment.

Section 4.3                                   Computation of Interest for Interest Act (Canada) Purposes

4.3.1               Nominal Rate of Interest:  Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest “per annum” or a similar expression is used, such interest shall be calculated on the basis of a calendar year of 365 or 366 days, as the case may be, and using the nominal rate method of calculation and shall not be calculated using the effective rate method of calculation or  any other basis that gives effect to the principle of deemed reinvestment of interest; and

4.3.2               Interest Act (Canada) Disclosure:  for the purpose of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be.

ARTICLE V

PAYMENT, TAXES, INCREASED COSTS, EVIDENCE
OF INDEBTEDNESS AND NOTES

Section 5.1                                   Place of Payment of Principal, Interest and Charges

Except as otherwise specifically provided herein, all payments of principal, interest, additional interest, fees and other charges to be made by the Borrower to the Lender pursuant to this Agreement shall be made for value on the day such amount is due or, if such day is not a Business Day, on the Business Day next following, by electronic transfer of moneys to the appropriate Lender’s Account for Payments.  Any amounts received by the Lender from the Borrower after 12:00 noon on any Business Day shall be applied on the next following Business Day to the appropriate payment, repayment or prepayment due on such day.  Until so applied, interest shall continue to accrue as provided in this Agreement on the amount of such payment, repayment or prepayment.

Section 5.2                                   Application of Payments

5.2.1                                             Order of Application:  All payments made by or on behalf of the Borrower pursuant to this Agreement prior to the occurrence of an Event of Default shall be applied by the Lender in the following order:

(a)                                  to amounts due pursuant to Section 8.1, as and by way of expenses,

(b)                                 to amounts due pursuant to Section 8.2, as and by way of indemnity,

(c)                                  to amounts due pursuant to Section 4.2, as and by way of default interest on overdue amounts,

(d)                                 to amounts due pursuant to Section 4.1, as and by way of interest,

(e)                                  to amounts due pursuant to Section 3.5 as and by way of principal, and

(f)                                    in payment of any other amounts then due and payable by the Borrower hereunder or under any of the other Loan Documents;

5.2.2                                             Event of Default:  after the occurrence and during the continuance of an Event of Default, all payments made by or on behalf of the Borrower pursuant to this Agreement and the other Loan Documents and all sums received or realized on account of amounts owing hereunder or under the other Loan Documents shall be paid to and be appropriated and applied proportionately by the Lender towards the obligations of the Borrower under all Credit Facilities as the Lender may decide and any such appropriation and application shall override any appropriations or applications made by the Borrower.

Section 5.3                                   Manner of Payment and Taxes

5.3.1                                             No set-off; no withholding:  The Borrower shall make all payments to the Lender pursuant to this Agreement and the other Loan Documents to which it is a party without set-off, compensation or counterclaim, free and clear of, and exempt from, and without deduction for or on account of, any Tax except to the extent required by Applicable Law.  If a deduction or withholding is required by Applicable Law, the Borrower shall:

(a)                                  pay or cause to be paid to the appropriate authority the amount of the withholding or deduction by no later than the latest date permitted by that authority (including any extension of time granted by that authority) or, in the case of a Tax the payment of which is being contested prior to the date on which such Tax is due and payable, by no later than the date on which the authority requires the Tax to be paid,

(b)           Produce to the Lender not later than 30 days after that payment a receipt of that authority evidencing that it has received the proper amount from the Borrower,

(c)           pay such sums to the Lender as may be necessary so that the net amount received by the Lender after all required deductions or withholdings (including deductions and withholdings for or on account of Taxes on any sums payable under this Section) will not be less than the amount the Lender would have received had no such deduction or withholding been required, and

(d)           if any Tax based on or measured by the overall net income of the Lender is payable with respect to the additional payments under paragraph (c) above, promptly following written request by the Lender accompanied by adequate supporting calculation (which shall be evidence of the amount of incremental Taxes herein referred to, in the absence of manifest error), the Borrower shall pay to the Lender an additional amount equal to the Tax payable by the Lender;

5.3.2               Increased Rate of Interest:  if the Borrower is prevented by operation of law or otherwise from paying or causing to be paid to the Lender such sums as it may be required to pay in accordance with Section 5.3.1, the applicable rates of interest or amount due will be increased to the rates or amount necessary to yield and to remit to the Lender the net amount in the appropriate currency equal to the full amount it would have received had such Tax not been so deducted or withheld;

5.3.3               Tax Credit:  if, as a result of any deduction or withholding the Borrower makes any payment of any additional amounts to the Lender under sections 5.3.1 and 5.3.2  and the Lender, in its sole reasonable opinion, determines that it has received or has been granted a credit against, or relief, or remission for, or repayment of any tax paid or payable by it in respect of or which takes account of the deduction, withholding or other matter giving rise to such payment, the Lender will, to the extent it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, promptly after the time at which the Lender actually received the benefit of the relevant credit, relief, remission or repayment, as determined by it, pay to the Borrower such amount as the Lender, in its sole reasonable opinion, determines to be attributable to such deduction or withholding or other matter and which will leave it (after such payment) in a position which it determines to be no better or worse than it would have been if the Borrower had not been required to make such deduction or withholding or if such other matter had not arisen, provided however, that the Borrower shall indemnify and hold harmless the Lender against any disallowance of any credit, relief, remission or repayment in respect of which the Lender has made a payment to the Borrower. Nothing herein contained shall (a) interfere with the right of the Lender to arrange its taxes or other affairs in whatever manner it may think fit, (b) oblige the Lender to disclose any information relating to its taxes or other affairs or any other computation thereof, (c) require the Lender to do anything that it may determine would or may prejudice its ability to benefit from any other credit, relief or remission for or repayment to which it may be entitled, or (d) require the Lender to give any priority as to the order in which it may allocate to any Person or class of Persons any such credit, relief, remission or repayment.

5.3.4               Survival of Obligations:  the obligations of the Borrower under this Section 5.3 to effect payments of further sums in connection with the imposition of Taxes shall, if such sums or Taxes have not been paid, survive the payment of principal and interest on all the Borrowings, the termination of the Aggregate Commitment and the satisfaction of all other liabilities owed to the Lender pursuant to the Loan Documents.

Section 5.4            Evidence of Indebtedness

The Lender shall open and maintain in its books, accounts and records evidencing the Borrowings made available by the Lender under this Agreement.  The Lender shall record therein the amount of each Borrowing made available by it by way of Loans and shall record therein each payment of principal on account thereof and shall record all other amounts becoming due to the Lender under this Agreement, including interest and all payments on account thereof.  Such accounts and records maintained by the Lender will constitute, in the absence of manifest error, prima facie evidence of the Indebtedness and other liabilities of the Borrower owing to the Lender pursuant to this Agreement, the date of each Borrowing made available by the Lender and the amount thereof and the amounts which and the dates on which the Borrower has made payments to the Lender  from time to time on account of the principal thereof and interest thereon.

Notwithstanding the foregoing, the omission of the Lender to maintain any such accounts or records, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest and fees) the Borrowings in accordance with the terms of this Agreement.

ARTICLE VI

PREDISBURSEMENT CONDITIONS

Section 6.1            Predisbursement Conditions

The obligation of the Lender to make available to the Borrower the initial and subsequent Borrowings hereunder is subject to and conditional upon each of the following terms and conditions first having been satisfied:

6.1.1               Conditions Precedent to Initial Borrowing:  the satisfaction of each of the terms and conditions hereinafter set forth and, as the case may be, delivery to the Lender, in form and substance satisfactory to the Lender, of:

6.1.1.1             a duly executed copy of this Agreement,

6.1.1.2             a duly executed copy of the Supply Agreement,

6.1.1.3             a duly certified copy of the constating documents and by-laws of the Borrower certified by a responsible officer of the Borrower, accompanied by good standing or equivalent certificates issued by the appropriate governmental body of the Borrower’s jurisdiction of incorporation and principal place of business,

6.1.1.4             a duly certified copy of a resolution or resolutions of the board of directors relating to the authority of the Borrower to execute and deliver and perform its obligations under the Loan Documents and all other instruments, agreements, certificates and papers and other documents provided for or contemplated by the Loan Documents and the manner in which and by whom the foregoing documents are to be executed and delivered, certified by a responsible officer of the Borrower,

6.1.1.5             a certificate of the Borrower setting forth specimen signatures of the individuals authorized to sign on its behalf the Loan Documents and the instruments, agreements, certificates, papers and other documents provided for or contemplated by the Loan Documents,

6.1.1.6             a certificate of compliance of the Chief Financial Officer of the Borrower in form and substance substantially as set forth in Schedule 7.1.1.7 confirming the accuracy of the representations and warranties contained herein, the absence of any Default or Event of Default and that since the date of the most recent quarterly Consolidated and unconsolidated financial statements of DRAXIS Health and the Borrower, there has been no change in the financial condition of DRAXIS Health or the Borrower which could have a Material Adverse Effect,

6.1.1.7             in the case of any Borrowing under Facility B, a written statement from JJCCI confirming that the pre-validation work that has been carried out at the Premises in support of the manufacture by the Borrower of the Products is in accordance with the terms and conditions of the Supply Agreement;

6.1.1.8             the favourable opinions of Counsel to the Borrower, as to the status and capacity of the Borrower, its authority and legal right to enter into and perform its obligations under this Agreement, as to the validity, binding effect and enforceability against it of this Agreement and as to such other matters as the Lender may reasonably require,

6.1.1.9             results of current searches of public records under all applicable jurisdictions relating to Lien filings and registrations disclosing no Liens on the Charged Property other than Permitted Encumbrances;

6.1.1.10           confirmation from Draxis Health that the hypothec referred to in paragraph (f) of Schedule 1.1(c) Permitted Encumbrances, is subordinated to the rights of the Lender under the Security Documents on terms and conditions satisfactory to the Lender;

6.1.1.11           copies of certificates of insurance evidencing the enforceability and the effectiveness of all insurance covering the Borrower and required to be maintained by the Borrower pursuant to Section 7.1.5 and evidencing the insurance referred to above naming the Lender as additional insured and, if appropriate, as loss payee and notices acknowledged by the Borrower’s insurers notifying such insurers of the security granted by the Borrower to the Lender under the Security Documents;

6.1.1.12           a duly executed copy of the Borrower Hypothec and evidence of the due registration, recording or filing of the Borrower Hypothec in all jurisdictions necessary to protect or perfect the Liens created thereby; and  the favourable opinions of Counsel to the Borrower, as to the status and capacity of the Borrower, its authority and legal right to enter into and perform its obligations under the Security Documents, as to the validity, binding effect and enforceability against it of the Security Documents, and as to the perfection of the Liens created under the Security Documents in favour of the Lender.

6.1.1.13           such other documentation as may be reasonably required by the Lender;

6.1.2               Conditions Precedent to each Borrowing:  the obligation of the Lender to make any Borrowing available to any Borrower is subject to the following conditions:

6.1.2.1             the representations and warranties of the Borrower contained in this Agreement shall be true and correct as at each Drawdown Date, other than the representations and warranties set forth in Section 2.1.9 (which shall be read as if they referred to the most recent financial statements delivered to the Lender pursuant to Section 7.1.6),

6.1.2.2             the Lender shall have received the timely notice of Borrowing required pursuant to Section 3.4,

6.1.2.3             no Default or Event of Default shall have occurred and be continuing (provided that if any Default or Event of Default shall have been waived as provided herein, such Default or Event of Default shall not be deemed to exist or continue in respect of the particular instance having been waived or during the waiver period, as applicable),

6.1.2.4             in the case of any Borrowing under Facility B, a written statement from JJCCI confirming that the pre-validation work that has been carried out at the Premises in support of the manufacture by the Borrower of the Products is in accordance with the terms and conditions of the Supply Agreement, and

6.1.2.5             the sum of the aggregate outstanding principal amount of all Loans (i) under Facility A does not exceed the Facility A Total Commitment; (ii) under Facility B does not exceed the Facility B Total Commitment; and (iii) under Facility A and Facility B does not exceed the Aggregate Commitment.

Section 6.2            Waiver of Conditions Precedent

The terms and conditions of Section 6.1 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part, with or without terms or conditions, in respect of all or any portion of the Borrowings without prejudicing the rights of the Lender to assert such terms and conditions in whole or in part in respect of any other Borrowing.

ARTICLE VII

COVENANTS OF THE BORROWER

Section 7.1            Affirmative Covenants of the Borrower

While any amount remains outstanding under the Loan Documents or the Lender has any obligations under any of the Loan Documents or the Lender has any commitment hereunder, the Borrower covenants and agrees with the Lender that, unless otherwise consented to in writing by the Lender:

7.1.1               Payment Covenant:  it will duly and punctually pay all sums of money due and payable by it under the terms of this Agreement and any other Loan Document at the times and places, in the currencies, and in the manner specified;

7.1.2               Corporate Existence:  subject to Section 7.2.3, it will do or cause to be done all things necessary to preserve and maintain its corporate or other existence and, if applicable and to the extent the absence or loss thereof would reasonably be expected to have a Material Adverse Effect, all of its other franchises, licenses, rights, privileges, consents, government approvals and other approvals;

7.1.3               Conduct of Business and Supply Agreement:  it will (i) conduct its business in a proper and efficient manner in accordance with normal industry standards, (ii) keep proper books or records and accounts and (iii) perform all its obligations under the Supply Agreement;

7.1.4               Compliance with Laws:  it will comply with all Applicable Laws, including without limitation, all Environmental Laws, non-compliance with which would reasonably be expected to have a Material Adverse Effect, and obtain and maintain all necessary material Environmental Permits the lack of which would reasonably be expected to have a Material Adverse Effect;

7.1.5               Insurance:  it will:

(a)           maintain with financially sound, independent and reputable insurers policies of insurance covering the full risk of loss of the Charged Property, and that name the Lender as loss payee and include a mortgage clause acceptable to the Lender,

(b)           duly and punctually pay or cause to be paid the premiums and other sums of money payable in connection with such insurance,

(c)           after an Event of Default has occurred and while such Event of Default is continuing, hold separate from all other funds, all insurance proceeds received. The Borrower will make an offer to the Lender to repay the outstanding loan with the received insurance proceeds,

(d)           promptly deliver to the Lender from time to time upon reasonable request such information relating to the insurances required to be maintained under this Section 7.1.5, including the entire insurance policies or, at the discretion of the Lender, insurers’ certificates of insurance addressed to the Lender confirming that such insurance is in effect and that the Lender may rely on such certificates;

7.1.6               Financial Statements and Information:  it will furnish or cause to be furnished to the Lender:

(a)           Quarterly Financial Statements:  as soon as practicable and in any event within 45 days after the close of each quarterly accounting period in each fiscal year of DRAXIS Health, the unaudited Consolidated balance sheets of DRAXIS Health and the related Consolidated statements of income, retained earnings and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, subject to normal year-end auditing adjustments, as well as the unconsolidated unaudited financial statements of the Borrower;

(b)           Year-End Financial Statements; Accountants’ Certificate:  as soon as available and in any event within 90 days after the end of each fiscal year of Draxis Health:

(i)            the audited Consolidated balance sheet of DRAXIS Health as at the end of such fiscal year and the related Consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, accompanied by an audit report of the Auditors, which report shall include an opinion of such Auditors which opinion shall not be qualified in any material respect and shall state that such financial statements were prepared in accordance with GAAP and that the audit by such Auditors in connection with such financial statements has been made in accordance with generally accepted auditing standards, and

(ii)           the unconsolidated and unaudited financial statements of the Borrower, together with the consolidating work sheet incorporating all the Subsidiaries of DRAXIS Health, the whole prepared in accordance with GAAP;

(c)           Requested Information:  from time to time and promptly upon request of the Lender, such information regarding the Loan Documents or the loans, business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower as the Lender may reasonably request;

(d)           Notice of Defaults and Material Adverse Effect:  promptly after the Borrower obtains knowledge of any event or condition specified hereunder, notice of any Default or Event of Default or event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.

7.1.7               Access:  it will permit the Lender and any Person designated in writing from time to time by the Lender including, without limitation, independent accountants, at the Borrower’s expense, on reasonable written notice and at such reasonable time or times as will not interfere with the normal operations of the Borrower (a) to visit and inspect any of the properties of the Borrower where the Charged Property is located or that otherwise relate to this Agreement or the other Loan Documents, (b) to discuss the affairs, finances and accounts of the Borrower that relate to this Agreement or the other Loan Documents with its officers and (c) to examine the books of account, records, reports and other documents of the Borrower that relate to this Agreement or the other Loan Documents;

7.1.8               Environmental Matters:  it will comply with Section 18.03 of the Supply Agreement;

7.1.9               To Register:  it will, at its expense, cooperate to the extent necessary to register the Security Documents without delay, at every office where the registration or recording thereof may from time to time, in the reasonable opinion of Counsel to the Lender, be of material advantage in preserving and protecting the interests of the Lender, and to assist the Lender in such ways as may be necessary to allow the Lender to register any renewals thereof;

7.1.10             To Maintain Security:  it will do, observe and perform or cause to be done, observed and performed, at is expense, all of its obligations and all matters and things necessary or expedient to be done, observed and performed by virtue of Applicable Laws for the purpose of creating, perfecting or maintaining the Liens once created under the Security Documents as valid, effective and perfected, first priority Liens over all the Charged Property (subject only to Permitted Encumbrances) and including obtaining necessary consents in relation thereto from time to time; and

7.1.11             Change of Name, New Locations:  it will advise the Lender in writing not less than 30 days before the Borrower

(a)           makes any change to its name or

(b)           changes the location of its chief executive office, head office or principal place of business or acquires any new places of business, other than those set forth in Schedule 2.1.11;

Before any such change of name or of such location or before any acquisition of another place of business (whether by purchase, lease or otherwise) by the Borrower, the Borrower shall provide the Lender with such financing statements, charges, assignments, hypothecs, security interests, other Security Documents and legal opinions as the Lender may reasonably require in order to assure and maintain perfected, first priority Liens on the Charged Property, and to assure access thereto.

Section 7.2            Negative Covenants of the Borrower

While any amount remains outstanding under the Loan Documents or the Lender has any obligations under any of the Loan Documents or the Lender has any commitment hereunder, the Borrower covenants and agrees with the Lender that:

7.2.1               Negative Pledge:  it will not, directly or indirectly, at any time, assume, create, incur or suffer to exist any Lien upon any of the Charged Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, other than Permitted Encumbrances;

7.2.2               Sale of Assets:  it will not sell, alienate, assign, lease or otherwise dispose of any of the Charged Property, whether now owned or possessed or hereafter acquired or possessed, or enter into any sale and leaseback transaction with respect to any of the Charged Property, or, except as provided in the Supply Agreement, grant any option or other right to purchase, lease or otherwise acquire any of the Charged Property;

7.2.3               No Modification to Corporate Structure:  it will not, directly or indirectly, (A) wind-up, liquidate or dissolve its business, affairs or assets or enter into any transaction of reorganization, amalgamation, merger or consolidation, or convey, sell, lease or otherwise dispose of all or any substantial part of its business, property or assets (or agree to do any of the foregoing at any future time) except that the Borrower may merge into, reorganize with, liquidate into, amalgamate with or convey, lease or transfer all or substantially all of its assets to any other Person, provided that, immediately after giving effect to the transaction, (w) no event or circumstance shall have occurred and be continuing which constitutes a Default or Event of Default, (x) the resulting entity or the Person which acquires such assets is bound by the provisions of the Loan Documents by operation of law or pursuant to an agreement in form and substance satisfactory to the Lender, (y) the Lender receives an opinion of counsel acceptable to the Lender confirming that the resulting entity or the Person which acquires such assets is bound by the Loan Documents and (z) the rights and remedies of the Lender under the Loan Documents are not adversely affected by such transaction, (B) modify the corporate structure of the Borrower in any manner which may be adverse to the rights and interests of the Lender or (C) modify the constating documents of the Borrower in any manner which may be adverse to the rights and interests of the Lender;

7.2.4               Unauthorized Uses of the Credit Facilities:  it will not use the Credit Facilities or any proceeds of Borrowings for any purpose other than in accordance with Section 3.3;

7.2.5               Location of Charged Property:  it will not move any of the Charged Property to any location other than those set forth in Schedule 2.1.11.

ARTICLE VIII

REIMBURSEMENT OF EXPENSES AND INDEMNITY

Section 8.1            Reimbursement of Expenses

The Borrower will reimburse the Lender within 30 days after written request is made, with interest after such 30 day period at a rate per annum equal to the rate of interest that would apply to a Borrowing made at such time increased by 2% per annum for any and all expenditures which the Lender may from time to time make, lay out or expend in providing protection in respect of insurance, discharge of Liens, Taxes, dues, assessments, governmental charges, fines and penalties lawfully imposed, repairs, Counsel’s fees and other matters as the Borrower is obligated in the Loan Documents to provide, but fail to provide after written request is made.  Such obligations to reimburse the Lender shall be an additional indebtedness due from the Borrower and shall be payable by the Borrower within 30 days after demand.  The Lender though permitted so to do shall be under no obligation to the Borrower to make any such expenditure and the making thereof by the Lender shall not relieve the Borrower of any default in that respect.

Section 8.2            Indemnity

Whether or not a Default or an Event of Default has occurred, the Borrower solidarily covenants and undertakes to indemnify, defend, protect and hold harmless the Lender, its Affiliates and their respective directors, officers, employees, advisors and agents (collectively, the “Indemnitees”) against and from all losses, damages (including punitive damages), expenses, liabilities, obligations, penalties, actions, judgments, suits, claims, costs, expenses and disbursements (including reasonable Counsel’s and consultants’ fees and disbursements) (hereinafter, “Losses”) which any Indemnitee may sustain or incur as a consequence of or in connection with (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defence in connection therewith):

(a)           any use made by the Borrower or proposed to be made by the Borrower of the proceeds of the Credit Facilities,

(b)           the occurrence of a Default or an Event of Default,

(c)           the Loan Documents or any transaction contemplated thereby, or

(d)           the actual or alleged presence of Hazardous Materials on, under or in any Properties or the escape, seepage, leakage, spillage, discharge, emission or release from, any Property or into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Materials or any Environmental Claim relating to the Borrower or any of the Properties or arising out of the use of any of the Properties,

in each case except to the extent such Losses are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross fault or intentional fault.

In the case of an investigation, litigation or proceeding to which the indemnity described in this Section 8.2 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its shareholders, Affiliates or creditors or an Indemnitee, or an Indemnitee is otherwise a party thereto.  The Borrower further agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Subsidiaries or Affiliates or its security holders or creditors arising out of, related to or in connection with the Credit Facilities, except for direct, as opposed to consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross fault or intentional fault.

Section 8.3            Survival of Indemnification Obligations

Without prejudice to the survival or termination of any other agreement of the Borrower under the Loan Documents, the provisions of and undertakings and indemnification set forth under Section 8.1 and Section 8.2 shall survive the payment of principal and interest on all Borrowings, the termination of the Aggregate Commitment and the satisfaction of all other liabilities owed to the Lender pursuant to the Loan Documents.

ARTICLE IX

OTHER TAXES

Section 9.1            Other Taxes

The Borrower covenants and agrees that it will pay any documentary, stamp or other Taxes (including interest and penalties) which may be payable or determined to be payable by any governmental or taxation authority in respect of the execution and delivery of the Loan Documents to which it is a party or the performance of the terms and provisions of such Loan Documents, and will save the Lender harmless against any loss or liability resulting from non-payment or delay in payment of any such documentary, stamp or other Taxes.

Section 9.2            Survival of Obligations

The obligation of the Borrower under Section 9.1 to pay the Taxes referred to therein shall, if such Taxes have not been paid, survive the payment of principal and interest on all Borrowings, the termination of the Aggregate Commitment and the satisfaction of all other liabilities owed to the Lender pursuant to the Loan Documents.

ARTICLE X

EVENTS OF DEFAULT

Section 10.1         Events of Default

The occurrence of any one or more of the following events or circumstances shall constitute an Event of Default under this Agreement:

10.1.1             Failure to Pay:  any payment of principal of or interest on any of the Loans or of fees or any other amounts owing under the Loan Documents shall not be made when and as due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise) and in accordance with the terms of this Agreement and, except in the case of payments of principal, such failure shall continue for three (3) Business Days;

10.1.2             Representations and Warranties:  any representation or warranty made by the Borrower in any of the Loan Documents shall prove at any time to have been materially incorrect or misleading in any material respect, as at the date made or deemed to have been made;

10.1.3             Other Breaches:  the Borrower shall default in the performance or observance of or failure in respect of:

(a)           any term, covenant, condition or agreement contained in Section 7.2 (other than Section 7.2.1),

(b)           any term, covenant, condition or agreement contained in Section 7.2.1 and such default shall continue unremedied for a period of three (3) Business Days after the earlier of the date on which (y) the Borrower shall have actual knowledge of such default and (z) notice shall have been given by the Lender to the Borrower requiring that such default be cured.

(c)           any term, covenant, condition or agreement contained in this Agreement (other than Section 7.1.1 or Section 7.2 or any other term, covenant, condition or agreement a default in the performance or observance of which is elsewhere in this Section 10.1 specifically dealt with) or any other Loan Document and such default, if capable of being remedied within the hereinafter mentioned 30-day period, shall continue unremedied for a period of 30 days after the earlier of the date on which (y) the Borrower shall have actual knowledge of such default and (z) notice shall have been given by the Lender to the Borrower requiring that such default be cured; or

(d)           making an offer under Section 7.1.5(c);

10.1.4             Bankruptcy:

(a)           Voluntary:  the Borrower shall (i) commence any proceedings (including a notice of intention or a proposal under the Bankruptcy and Insolvency Act

(Canada) and an application for a compromise or arrangement under the Companies’ Creditors Arrangement Act (Canada) or any successor or equivalent legislation), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in any proceedings or involuntary case under such bankruptcy laws or other laws, (iv) apply for, or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of itself or of a substantial part of its assets, domestic or foreign, (v) admit in writing its inability to pay, or generally not be paying, its debts (other than those that are the subject of bona fide disputes) as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate or partnership or other action for the purpose of effecting any of the foregoing; or

(b)           Involuntary:  (i) any proceedings or case shall be commenced against the Borrower seeking (y) relief under the laws referred to above in paragraph (a) of this Section 10.1.4 (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or (z) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower, and such proceedings or case shall continue undismissed and unstayed for a period of 60 days, or (ii) an order granting the relief requested in such proceedings or case against the Borrower shall be made, granted or entered;

10.1.5             Invalidity or Unenforceability:  a court of competent jurisdiction shall render a judgment or order, or any law, ordinance, decree or regulation shall be enacted, the effect of which is to render any material provision of the Loan Documents invalid, not binding or unenforceable or any Loan Document shall cease to be in full force and effect and valid and enforceable, provided that if such matter is (in the sole opinion of the Lender) capable of being remedied, the Borrower shall have failed, within 30 days thereafter, to furnish or cause to be furnished to the Lender replacement documents evidencing and, where applicable, securing the Indebtedness under the Loan Documents which are adequate in the opinion of the Lender;

10.1.6             Cross-Default:  the Borrower fails to observe or perform any term, covenant or agreement under the Supply Agreement or the Borrower fails to pay when due or upon demand, in the case of monies payable on demand, or at maturity, or within any applicable period of grace, any Indebtedness in an amount or amounts in the aggregate in excess of US$5,000,000 (or the equivalent amount thereof in other currencies), or fails to observe or perform any term, covenant or agreement by which it is bound evidencing or securing any Indebtedness in an amount or amounts in the aggregate in excess of US$5,000,000 (or the equivalent amount thereof in other currencies) and, as a result, the holder or holders, or beneficiary or beneficiaries, thereof or of any such obligations issued thereunder cause or are entitled to cause the acceleration of the maturity thereof or of any such obligations;

10.1.7             Seizure:  an encumbrancer takes possession of any part of the assets of the Borrower having an aggregate value in excess of US$5,000,000 or a seizure, distress or execution, or notice of intention to exercise a hypothecary or secured right or any similar process is levied, filed or enforced thereagainst and remains unsatisfied for a period of 20 days, in respect of personal or movable property, or 30 days, in respect of real or immovable property, except if such seizure, distress, execution, notice of intention or other similar process is an interim process prior to judgment in which case the cure period shall be 30 days, in respect of personal or movable property, or 60 days, in respect of real or immovable property;

10.1.8             Change of ownership:  (a) except as permitted under Section 7.2.3, DRAXIS Health ceases to own, either directly or indirectly all of the outstanding Capital Stock of the Borrower or (b) a change of control of DRAXIS Health occurs whereby the holders of DRAXIS Health’s Capital Stock immediately before such change of control transaction cease to own at least 50% plus one of the outstanding voting rights (on a fully diluted basis) in respect of DRAXIS Health’s Capital Stock immediately after such change of control transaction; or

10.1.9             Ceasing to carry on business or termination of Supply Agreement:  (a) the Borrower ceases or threatens to cease to carry on in the ordinary course its business or a substantial part thereof, except as the result of a reorganization permitted by Section 7.2.3 or (b) the Supply Agreement is terminated, with cause, by JJCCI.

Section 10.2         Acceleration

Upon the occurrence and during the continuance of any Event of Default other than one described in Section 10.1.4, the Lender may declare the Aggregate Commitment to be terminated and reduced to zero and thereby terminate the right of the Borrower to apply for further Borrowings, and in addition the Lender may by written notice to the Borrower declare all Indebtedness and liabilities of the Borrower outstanding to the Lender hereunder to be immediately due and payable without presentation, presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, provided that the Aggregate Commitment and the right of any Borrower to apply for further Borrowings shall automatically be terminated and all Indebtedness and liabilities of the Borrower to the Lender outstanding hereunder shall be immediately due and payable without any written notice to the Borrower as provided above and without any other presentation, presentment, demand, protest or other notice of any kind if an Event of Default has occurred in respect of the Borrower pursuant to Section 10.1.4.  In such event, the Borrower shall pay immediately to the Lender all amounts owing or payable by it under this Agreement and the other Loan Documents.  ***

Section 10.3         Notices

Save as otherwise expressly provided for herein, no notice or mise en demeure of any kind shall be required to be given to the Borrower by the Lender for the purpose of putting the Borrower in default, the Borrower being in default by the mere lapse of time allowed for the performance of an obligation or by the mere happening of an event or circumstance constituting an Event of Default.

ARTICLE XI

REMEDIES

Section 11.1         Remedies Cumulative

Subject to Section 12.1 and for greater certainty, it is expressly understood and agreed that the rights and remedies of the Lender under this Agreement or any other Loan Document are cumulative and are in addition to and not in substitution for any rights or remedies provided by law; any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for the same default or breach, and any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Lender, shall be deemed not to be a waiver of that or any subsequent default.

The Lender may, to the extent permitted by Applicable Law, bring suit at law, in equity or otherwise for any available relief or purpose including but not limited to (a) the specific performance of any covenant or agreement contained in this Agreement or in any other document given pursuant to or incidental to this Agreement, (b) an injunction against a violation of any of the terms hereof or thereof, (c) the exercise of any power granted hereby or thereby or by law, or (d) obtaining and enforcing judgment for any and all amounts due in respect of the Borrowings or amounts otherwise due hereunder or under any documents given in connection with this Agreement or the other Loan Documents.

ARTICLE XII

WAIVER OF DEFAULT

Section 12.1         Waiver of Default

(a)           If at any time after the occurrence of an Event of Default, the Borrower offers to cure completely all Events of Default and to pay all expenses, advances and damages to the Lender  consequent on such Event of Default, with interest at the rates then applicable to the respective outstanding Borrowings, then the Lender may, but shall not be obligated to, accept such offer and payment, but such action shall not affect any subsequent Event of Default or impair any rights consequent thereon;

(b)           no waiver by the Lender of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default, to the extent permitted by Applicable Law; and

(c)           no Event of Default may be waived or discharged orally but (in each case) only by an instrument in writing signed by the Lender.

ARTICLE XIII

SUCCESSORS AND ASSIGNS

Section 13.1         Benefit and Burden of this Agreement

This Agreement shall inure to the benefit of and be binding on the parties hereto, their respective successors and any permitted assignees or transferees of some or all of the parties’ rights or obligations hereunder.

Section 13.2         Assignment by the Borrower

The Borrower shall not assign or transfer all or any part of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of the Lender.

Section 13.3         Assignment by the Lender

The Lender may, at no cost to the Borrower, assign all or any part of its rights to, and may have its obligations in respect of the Credit Facilities assumed by any other Person (the “Assignee”); provided that no such assignment may be effected to a Person other than an Affiliate of the Lender without the written consent of the Borrower, which consent in each case shall not be unreasonably withheld, and provided further that (i) notwithstanding the foregoing, the Lender may, without the consent of the Borrower, assign all or part of its rights or obligations under the Loan Documents to any of its Affiliates and (ii) if an Event of Default shall have occurred and not been waived, such consent from the Borrower shall not be required.  Subject to the foregoing, an assignment shall become effective when the Borrower has been notified of it by the Lender and has received from the Assignee an undertaking (addressed to the Lender and the Borrower) to be bound by this Agreement and to perform the obligations assigned to it.  Any such Assignee shall be and be treated as the Lender for all purposes of this Agreement, shall be entitled to the full benefit hereof and of all the Loan Documents and shall be subject to the obligations hereunder to the same extent as if it were an original party in respect of the rights or obligations assigned to it, and the Lender shall be released and discharged accordingly and to the same extent.

Section 13.4         Disclosure

The Lender may disclose to any prospective Assignee, on a confidential basis, such information concerning the Borrower as it considers appropriate.

ARTICLE XIV

SET-OFF

Section 14.1         Set-off

The Lender is authorized (but not obligated) at any time or from time to time, either before the occurrence of a Default or an Event of Default or thereafter, without notice to the Borrower or to any other Person, any such notice being expressly waived by the Borrower, to set off, compensate and apply any Indebtedness, obligation or liability at any time owing or payable by the Lender to or for the credit of or the account of the Borrower against and on account of the Indebtedness, obligations and liabilities of the Borrower owing or payable to the Lender under this Agreement or the other Loan Documents, irrespective of currency (which may be converted for this purpose at the “rate of exchange” as set forth in Section 15.1) and of whether or not the Lender has made any demand under this Agreement or the other Loan Documents and whether or not these obligations and liabilities of the Borrower, or any of them, have matured.  Any such set-off by the Lender, as contemplated by the prior sentence, shall constitute complete satisfaction of the applicable obligation or liability owing to the Borrower by the Lender on a dollar for dollar basis.  The provisions of this Section 14.1 shall not restrict such rights as the Lender may be entitled to without relying upon the provisions of this Agreement.

ARTICLE XV

JUDGMENT CURRENCY AND JUDICIAL PROCEEDINGS

Section 15.1         Judgment Currency

If for the purpose of obtaining judgment in any court in any jurisdiction with respect to any Loan Document, it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day preceding (a) the date of actual payment of the amount due, in the case of proceedings in the courts of any jurisdiction that will give effect to such conversion being made on such day, or (b) the day on which the judgment is given, in the case of proceedings in the courts of the Province of Quebec or of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section being hereinafter called the “Judgment Conversion Date”).  For this purpose, “rate of exchange” means the rate at which the Bank of Canada would be prepared on the relevant date to sell the currency of the amount due hereunder against the Judgment Currency.  In the event that there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under the relevant Loan Document in US Dollars.  Any additional amount due under this Section 15.1 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or any other Loan Document.

Section 15.2         Judicial Proceedings

Any judicial proceeding brought against the Borrower with respect to any claim or dispute related to this Agreement may be brought in any court of competent jurisdiction in the City of Montreal, Province of Quebec, and, by execution and delivery of this Agreement, the Borrower, to the extent permitted by Applicable Law, (a) accepts generally and unconditionally, and submits to the nonexclusive jurisdiction of such courts and any related court of appeal and irrevocably agrees to be bound by any final judgment rendered thereby in connection with any claim or dispute related to this Agreement and (b) irrevocably waives any objection it may now or hereafter have as to any such proceeding having been brought in such a court or that such a court is an inconvenient forum.  Nothing herein shall limit the right of the Lender to bring proceedings against the Borrower in the courts of any other jurisdiction.  THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY CLAIM OR DISPUTE RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

ARTICLE XVI

GOVERNING LAW

Section 16.1         Governing Law

The parties agree that this Agreement is conclusively deemed to be made under, and for all purposes to be governed by and construed in accordance with, the laws of the Province of Quebec and federal laws of Canada applicable therein.

ARTICLE XVII

NOTICE

Section 17.1         Address for Notice

Unless otherwise provided in this Agreement, any demand, request or notice to be given under this Agreement shall be given by delivering the same or by mailing, by registered mail, postage prepaid or by telecopying the same, addressed (a) in the case of the Borrower, as indicated opposite its name on the signature pages of this Agreement and (b) in the case of the Lender, as indicated opposite its name on the signature pages of this Agreement, or (c) to such other address as may be notified by any party to the others pursuant to Section 17.2.  The parties agree that any and all reports to be provided by the Borrower to the Lender pursuant to the terms and conditions of this Agreement may also be sent by electronic transmission to a designated representative of the Lender.

Section 17.2         Notice

Any such demand, request or notice sent as aforesaid shall be deemed to have been received by the party to whom it is addressed (a) upon receipt, if delivered or sent by registered mail, (b) if telecopied before 3:00 p.m. on a Business Day, on that day provided a clear transmission report is received by the sender and if telecopied after 3:00 p.m. on a Business Day, on the Business Day next following the date of transmission, provided, however, that in the event normal mail service or telecopier service shall be interrupted by strike, force majeure or other cause, then the party sending the demand, request or notice shall utilize any other mode of communication which shall ensure prompt receipt of such demand, request or notice by the other party or parties.

ARTICLE XVIII

MISCELLANEOUS

Section 18.1         Severability

Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction does not invalidate, affect or impair the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18.2         Survival of Representations and Undertakings

The representations and warranties made by the Borrower in Article II of this Agreement and the covenants, undertakings and agreements contained in this Agreement survive the execution and delivery of this Agreement and continue in full force and effect until the full payment and satisfaction of all liabilities and obligations of the Borrower to the Lender under this Agreement and the termination of the Aggregate Commitment.

Section 18.3         Whole Agreement

This Agreement and the other Loan Documents constitute the whole and entire agreement between the parties hereto with respect to the subject matter hereof, and, save as contemplated herein, cancel and supersede any prior offers, agreements, undertakings, declarations and representations, written or verbal in respect thereof.

Section 18.4         Amendments

Any amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower from any provision of this Agreement must be in writing and will be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given.

Notwithstanding the foregoing paragraph, the Lender is hereby authorized to correct any typographical error or other error of an editorial nature in this Agreement and to substitute such corrected text in the counterparts of this Agreement, provided that such corrections do not modify in any manner the meaning or the interpretation of this Agreement.

Section 18.5         Interest Limitation

The parties agree that no provision of this Agreement or any other Loan Document shall have the effect of imposing on the Borrower any obligation to pay interest (as such term is defined in Section 347 of the Criminal Code of Canada) at a rate in excess of 60% per annum, taking into account all other amounts which must be taken into account for the purpose thereof; and, to such extent, the Borrower’s obligation to pay interest hereunder is so limited.

Section 18.6         Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument; any party may execute this Agreement by signing any counterpart of it and may communicate such signing by telecopier or otherwise.

Section 18.7         Further Assurances

Each party hereto shall do all such further acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

Section 18.8         Good Faith and Fair Consideration

The Borrower acknowledges and declares that it has entered into this Agreement freely and of its own will.  In particular, the Borrower acknowledges that this Agreement was negotiated by it and the Lender in good faith.

Section 18.9         Term of Agreement

The term of this Agreement is until the later of the termination of the Aggregate Commitment and payment in full of all the obligations of the Borrower incurred pursuant to this Agreement.

Section 18.10       Formal Date

This Agreement shall bear the formal date of September 4, 2007, notwithstanding the actual date of execution thereof by the parties hereto and may be referred to as bearing such date.

Section 18.11       USA Patriot Act

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with said Act.

Section 18.12       Language

The parties hereto confirm that they have requested that this Agreement and all documents and notices contemplated hereby be drawn up in the English language.  Les parties aux présentes confirment avoir requis que cette convention et tous les documents et avis qui y sont envisagés soient rédigés en langue anglaise.

[Signature Pages Follow]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of September 4, 2007.

Address:	DRAXIS PHARMA, a division of DRAXIS SPECIALTY PHARMACEUTICALS INC.
16751 TransCanada Highway
Kirkland, Quebec	By:	/s/ ***
H9H 4J4	Name: ***
Title: Secretary
Attention: President Draxis Pharma

Tel: ***
Fax: ***

With a copy to:

DRAXIS Health Inc.
6870 Goreway Drive,
2nd Floor
Mississauga, Ontario
L4V 1P1

Attention: General Counsel
and Secretary
Tel: ***
Fax: ***

(Signature Page to Credit Agreement)

Address:	JOHNSON & JOHNSON FINANCE CORPORATION
Johnson & Johnson Finance
Corporation	By:	/s/ ***
501 George Street	Name: ***
New Brunswick, NJ 08901	Title: General Manager
U.S.A.

Attention: General Manager

Tel: ***
Fax: ***

With a copy to:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
U.S.A.

Attention: General Counsel

Fax: ***

(Signature Page to Credit Agreement)